Key Highlights

Achieved Q4 2024 gross profit of $170 million

Closed Joint Venture with Volkswagen Group and loan from the Department of Energy which provides up to $10 billion of incremental capital[1]

$729 million improvement in Q4 2024 Adjusted EBITDA compared to Q4 2023[2]

R1S 2025 model year is the only Large SUV to be named a TOP SAFETY PICK+ by IIHS[3]

Over 1 billion Amazon packages delivered by EDVs

[1] $10B for potential future funds incremental to the $2 billion of funds already received in association with our joint venture. Receipt of funds is subject to certain conditions and milestones, as discussed further in our Current Reports on Form 8-K filed on November 12, 2024 and January 16, 2025.

[3] Models built after August 2024. Source: https://www.iihs.org/ratings/top-safety-picks/2024/large-suvs/all?tspPlusOnly#award-winners

[4] Source: https://www.consumerreports.org/cars/car-reliability-owner-satisfaction/most-and-least-liked-car-brands-a1291429338/

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 2

The significant progress made against our core value drivers in 2024 will be foundational to Rivian’s long term success. Throughout the year, the team was laser focused on driving improvement in cost and operational efficiencies, technology leadership, and customer experience. Thank you to our employees, customers, suppliers, partners, communities, and shareholders who made our 2024 accomplishments possible and for their continued support for our vision.

In the fourth quarter of 2024 we hit an important milestone, achieving our first quarter of positive gross profit. As we outlined in early 2024, the key drivers to achieving positive gross profit included improvements in variable costs, revenue per unit delivered, and fixed costs. Our variable cost reductions were driven by the launch of our second generation R1 vehicles, which included significant engineering design optimizations, supply chain driven cost reductions, and improvement in commodity costs. We delivered record revenues in the fourth quarter of 2024 driven by the sale of regulatory credits and software and services revenue growth as well as increasing R1 average selling prices with the increased availability of our Tri-Motor offering. We also made meaningful progress implementing greater operational efficiencies in our Normal plant. We expect these improvements to benefit Rivian over the long-term and position us to achieve modest gross profit for 2025.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 3

During the year, we unveiled the R2 and R3, underpinned by our midsize platform, launched the second generation of our flagship R1 platform, validated Rivian’s technology leadership with the establishment of Rivian and Volkswagen Group Technology LLC, and took significant steps to further strengthen our balance sheet.

Our midsize platform is expected to address global market segments and is designed to build upon our industry-leading technology platform as well as our focus on reducing manufacturing complexity and delivering cost efficiency. The recent transition to our second-generation R1 vehicles has dramatically improved our cost structure while also incorporating new technologies which will serve as the foundation for our midsize platform, including our zonal network architecture, in-house software stack, and Rivian Autonomy Platform, positioning R2 for a robust launch in the first half of 2026.

We believe our long-term competitive advantage is our product and brand differentiation through vertically integrated technology as well as our direct to customer sales and service model. Our vertically integrated technologies include our zonal network architecture and associated in-vehicle electronic control units, improved software stack, Rivian Autonomy Platform, and our propulsion platform. Product performance benefits from the ability to control and continually enhance virtually every aspect of our vehicle’s software, digital experience, and driving dynamics. We believe this capability is increasingly being recognized by customers; and has helped Rivian earn some of the industry’s most coveted owner experience awards.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 4

In the fourth quarter of 2024 we made significant progress against our key value drivers:
Drive towards profitability
•Achieved $170 million positive gross profit in the fourth quarter 2024, with $110 million from the automotive segment and $60 million from the software and services segment
•Software and services segment-level gross margin was 28% in the fourth quarter 2024
•Fourth quarter revenue increased $419 million year-over-year, partially supported by a $260 million increase in automotive regulatory credit sales
Optimize operational efficiency
•Fourth quarter operating expenses declined by 15% year-over-year while expanding our sales and service infrastructure
•Removed $31,000 of automotive cost of revenues per vehicle delivered compared to the fourth quarter of 2023
Extend technology leadership
•Created a joint venture, Rivian and VW Group Technology, LLC, with a total deal size of up to $5.8 billion including $3.5 billion of proceeds expected to be received over the next several years; we believe this is a validation of our industry-leading technology
•Enhanced our Connect+ offering, launched during the third quarter of 2024, by adding new features such as Google Cast, YouTube and SiriusXM; we are pleased with the customer reaction so far, with the majority of our customers continuing to subscribe to Connect+ after the end of a 60-day free trial period
Focus on demand generation and enhancing the customer experience
•Continued to expand our commercial footprint, increasing our brand and top of funnel awareness. In the fourth quarter of 2024 we provided over 27,000 demo drives and grew our service footprint to 71 service centers, over 600 mobile service vehicles, 22 experiential spaces, and 666 Rivian Adventure Network chargers
•Began opening the Rivian Adventure Network to non-Rivian customers, engaging customers from other EV brands while increasing our ability to generate revenue long term — designed and manufactured by Rivian, the vertical integration of charging software and hardware in our Rivian Adventure Network chargers allows for a seamless and reliable end-to-end customer experience with charger uptime in the fourth quarter of 98%
•Customers continue to love our brand, with Rivian earning the highest owner satisfaction score by a leading consumer publication for the second year, with 86% of owners saying they would buy a Rivian again; R1T has recently been named “Edmunds Top Rated Truck in 2025”
•Our commitment to vehicle safety has also been recognized, with both the R1T and R1S receiving the TOP SAFETY PICK+ award from the IIHS — Notably, the 2025 model year R1S stands out as the only Large SUV to achieve the TOP SAFETY PICK+ designation

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 5

Production and Deliveries

In the fourth quarter of 2024, we produced 12,727 and delivered 14,183 vehicles. On a full-year
2024 basis we produced 49,476 vehicles and delivered 51,579.

As previously stated, the fourth quarter of 2024 was impacted by a shortage of a shared component within our Enduro motor system. We do not expect the component shortage to impact operations in 2025.

We produced more Tri-Motor R1 vehicles and commercial vans as a mitigating factor to the supply constraints. Despite typical seasonality, we delivered additional EDVs to Amazon during the fourth quarter of 2024. As a result of the increased deliveries to Amazon in the fourth quarter, we expect to deliver a lower volume of EDVs in 2025 as compared to 2024.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 6

Search
YouTube
Rivian Highlights
1:25
3:52
0:31
0:31
OUR ONLY HOME
York to Maine
Our Only Home | RJ Scaringe on Climate | Rivian
37K views • 2 weeks ago
Meet Rivian | Electric Vehicles Built for Adventure | Rivian
1.7M views • 1 month ago
The New R1 | The Second Generation, Ready for More Adventure | Rivian
29K views • 5 months ago
Updates from Rivian

Software

Enhancements to Connect+, a service providing media, connectivity, Wi-Fi hotspot and live security to each Rivian continue with the introduction of Google Cast (making thousands of apps available to stream) and a native YouTube app. These services provide a unique customer experience and ensure the newest streaming options are available to enjoy in-vehicle. New Rivian customers have a 60-day free trial to Connect+ to enjoy the full suite of features including Google Cast, YouTube, Gear Guard live cam, and native access to their favorite music streaming apps.

We continue to see a positive customer reaction to this offering, with the majority of our customers choosing to subscribe to Connect+ after the end of their 60-day free trial period.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 7

Rivian Autonomy Platform

In the future, we expect the majority of passenger vehicle trips will be either partially or fully autonomous, highlighting the importance for Rivian to control the autonomous stack in our vehicles. By developing the Rivian Autonomy Platform in-house, we maintain the freedom to evolve our capabilities with minimal constraints imposed by suppliers.

The capability of our second generation R1 is supported by a top-of-the-line sensor suite with
55 megapixels of high dynamic-range imaging backed up by 5 advanced radars, combining high resolution camera data with the active sensing provided by radar. This is supported by powerful compute, providing the onboard computing horsepower to run trillions of inference operations to maximize the utility of these sensors. By utilizing real-world fleet data and simulation, our customers benefit from improving driver assistance features and capabilities which are updated about every four weeks. Less than a year since the introduction of our second generation R1, our vehicles incorporate learned behavior from real-world customer driving which will become fundamental to our feature releases in 2025 and beyond.

While we anticipate the change in autonomy will occur over years, we believe that accelerating progress meets customer expectations and creates enduring long term value for Rivian. Towards this end, our paid Rivian Autonomy Platform+ will offer Enhanced Highway Assist allowing drivers a hands free option in certain driving situations. All second generation R1 owners will receive a free trial. By the end of 2025, we plan to expand the availability of our second generation R1 capability to cover the vast majority of miles driven with a mixture of urban and highway driving. Our autonomy platform is focused on not just enhancing safety but truly giving people their time and energy back when driving. We believe this approach will help drive demand for our products.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 8

R2

Our teams remain focused on progressing R2 and sourcing the R2 bill of materials in line with our cost targets. We recently completed our first tooling trials for some of the key stamped body panels. The R2 body has been heavily optimized around cost with a focus on minimizing complexity. For example, the R2 utilizes a number of large high-pressure die castings to eliminate parts and connection points.

We recently completed winter testing on our first R2 development vehicles. We are also expanding the manufacturing facility in Normal with the building well underway and incorporation of manufacturing equipment and tooling.

Experience Management Module (XMM)

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 9

Service

We remain focused on building a vertically integrated vehicle repair and maintenance value chain that allows us to rapidly iterate with a closed loop approach to our vehicle quality and customer experience. Our focus on service is in two key areas; leveraging generative AI to enhance the customer experience and expanding our physical footprint. Leveraging our integrated software and electrical hardware technology, Rivian’s suite of vehicle sensors combined with our diagnostics platform offer the ability for Rivian to proactively access and in some cases resolve many issues remotely.

Our technology roadmap for our vehicle repair and maintenance business has been built around AI. The current digital ecosystem, built on top of our vertically integrated hardware stack, has enabled digital scheduling, repair workload, workflow management and over-the-air (OTA) diagnostics while building pipelines across the entire ecosystem including vehicle data, customer concerns, diagnostic data, repair history, technician capacity and capability, and service asset capacity. We expect that our generative AI will allow us to automate or greatly reduce administrative overhead on all non-repair tasks. Our technology roadmap gives us confidence in our ability to improve customer experience, optimize time for our technicians, and drive vehicle repair and maintenance services to profitability.

We continue to expand our service network in preparation for the launch of R2. We plan to open an additional 30 new service locations in 2025, incremental to the 71 service centers in operation.
In addition, our fleet of over 600 mobile service vans allow our technicians to perform the majority of vehicle repair and maintenance services on site for additional convenience. Within our service centers, we will continue to iterate Rivian developed tooling, service center design, and operational flows to scale with R2 alongside our current products. These improvements allow repairs to be completed quicker while scaling utilization of existing physical assets.

Our focus is to improve the customer experience and ultimately reduce the wait times customers experience for service. We believe 2025 will be a big step forward in this aim and position us well for the R2 launch in the first half of 2026.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 10

Commercial Vans

In 2024, Amazon achieved an important milestone with Electric Delivery Vans (EDVs) delivering more than one billion packages to customers in the U.S. This achievement showcases the transformative impact of our partnership and the scalability of our technology, furthering our mission to accelerate the global transition to zero-emission transportation and energy. Amazon now has over 20,000 EDVs on the road, and we are proud to support Amazon's efforts to build a more sustainable delivery network.

Our Rivian Commercial Van (RCV) business continues to expand. Since launching our Amazon fleet, we have received interest from a variety of trades and delivery services which are now able to start the purchase process through our website. We believe an all-electric fleet based on differentiated Rivian technology provides the capabilities and features to maximize uptime and lower costs for a wide range of industries.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 11

Improving Profitability

We generated $170 million of gross profit in the fourth quarter 2024, a $776 million improvement as compared to the fourth quarter 2023.

The key drivers of this improvement:
•Variable costs: The launch of our second generation R1 allowed us to benefit from reduced material costs from engineering design changes, commercial supplier negotiations, and lower raw material costs.
•Revenue: We saw a significant increase in revenue from the sale of regulatory credits as well as revenue recognized from the sale of software and services. Additionally, the introduction of our Tri-Motor R1 variant led to an increase in average R1 vehicle selling prices which was offset by a higher mix of commercial vans in the fourth quarter.
•Fixed and semi-fixed costs: The improvement in our vehicle profitability also led towards a reduction in our ending inventory lower of cost or net realizable value (LCNRV) and liabilities for losses on firm purchase commitments.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 12

2025 Outlook

Over the course of the fiscal year 2025, we remain focused on our key value drivers:
•Drive towards profitability
•Optimize operational efficiency
•Technology leadership
•Demand generation and enhancing the customer experience

We believe external factors could impact our 2025 expectations, including changes to government policies and regulations, and a challenging demand environment. While uncertainties persist, we remain focused on executing against our key value drivers and are confident in electrifying the world in the long term. Our guidance represents management's current view on potential adjustments to incentives, regulations, and tariff structures.

Given some of the factors mentioned above, we have provided a range of potential 2025 outcomes.

2025 Guidance
Vehicles Delivered	46,000 - 51,000
Adj. EBITDA	$(1,700) million - $(1,900) million
Capital Expenditures	$1,600 million - $1,700 million
We expect to achieve a modest gross profit for the full year 2025.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 13

Presentation
During the fourth quarter of 2024, in conjunction with growth in revenues from software and services and establishing Rivian and VW Group Technology, LLC, there was a change in the composition of Rivian’s segments. As a result of this change, we analyze the results of the business through the following reportable segments: Automotive and Software and Services.

The financial results of the Rivian and VW Group Technology, LLC joint venture, a separate legal entity that is a variable interest entity, are consolidated into our financial statements, including revenue for services provided by the joint venture to further develop, customize, and enhance Rivian’s vehicle electrical architecture technology and software for use in future vehicle programs.

Revenue
Automotive
Total automotive revenues for the fourth quarter of 2024 were $1,520 million, primarily driven by the delivery of 14,183 vehicles. During the year ended December 31, 2024, total automotive revenues were $4,486 million, supported by vehicle deliveries of 51,579.

Total revenues from the sale of regulatory credits were $299 million for the quarter and $325 million for the fiscal year 2024.

Software and Services
Total software and services revenues for the fourth quarter of 2024 were $214 million, primarily driven by remarketing sales, repair and maintenance services, and new vehicle electrical architecture and software development services provided by the joint venture. During the year ended December 31, 2024, total software and services revenues were $484 million.

Part of the consideration received, and upcoming payments Rivian expects to receive, associated with the closing of the joint venture will be combined into a single performance obligation to develop, customize, and enhance vehicle electrical architecture technology and software for use on certain of Volkswagen Group’s future vehicle programs and recognized as revenue. This consideration associated with the closing of the Joint Venture totals $1.96 billion, which we expect to recognize in revenue over approximately four years, with the amount of revenue recognized each period gradually increasing over time as the joint venture ramps its operations and progresses toward completing the performance obligation.

Total consolidated revenues were $1,734 million for the fourth quarter of 2024, and $4,970 million for the year ended December 31, 2024.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 14

Gross Profit
Automotive
We generated positive automotive gross profit of $110 million for the fourth quarter of 2024, compared to $(611) million for the same quarter in 2023. For the year 2024, we generated negative automotive gross profit of $(1,207) million, as compared to $(2,018) million in 2023.

Software and Services
We generated positive software and services gross profit of $60 million for the fourth quarter of 2024, compared to $5 million for the same quarter in 2023. For the year 2024, we generated positive software and services gross profit of $7 million, as compared to $(12) million in 2023.

For the year 2024, we generated total consolidated negative gross profit of $(1,200) million, as compared to $(2,030) million in 2023.

Operating Expenses and Operating Loss
Total operating expenses in the fourth quarter of 2024 decreased to $831 million, as compared to $975 million in the same period last year.

In the fourth quarter of 2024, we recognized a non-cash, stock-based compensation expense within operating expenses of $138 million as compared to $194 million in the fourth quarter of 2023 and depreciation and amortization expense within operating expenses of $73 million as compared to $75 million million in the fourth quarter of 2023.

Research and development (R&D) expense in the fourth quarter of 2024 was $374 million, as compared to $526 million in the same period last year. The decrease was primarily due to a $40 million decrease in stock-based compensation expense and a $37 million decrease in engineering, design, and development costs and other related project costs.

Selling, general, and administrative (SG&A) expense in the fourth quarter of 2024 was $457 million, as compared to $449 million in the same period last year.

Total operating expenses were $3,489 million in 2024 as compared to $3,709 million for 2023.

We experienced a loss from operations in the fourth quarter of 2024 totaling $(661) million, as compared to $(1,581) million in the same period last year. For the year 2024, we recorded a loss from operations of $(4,689) million as compared to $(5,739) million in 2023.

Adjusted Operating Expenses¹
Adjusted R&D expenses¹ for the fourth quarter of 2024 was $277 million as compared to $388 million for the same period last year.

Adjusted SG&A expenses¹ for the fourth quarter of 2024 was $343 million as compared to $318 million for the same period last year.

Total adjusted operating expenses¹ for the fourth quarter of 2024 were $620 million as compared to $706 million for the same period last year. For the year 2024, total adjusted operating expenses¹ were $2,572 million compared to $2,697 million in 2023.

Net Loss
Net loss for the fourth quarter of 2024 was $(743) million as compared to $(1,521) million for the same period last year. For the year 2024, we recorded a net loss of $(4,746) million as compared to $(5,432) million in 2023. The decreased losses were primarily driven by improvements in gross profit across both segments, resulting from an increase in sales of automotive regulatory credits and reductions in the cost of raw materials and product components, as well as new vehicle electrical architecture and software development services provided by the joint venture.

Adjusted EBITDA¹
Adjusted EBITDA¹ for the fourth quarter of 2024 was $(277) million as compared to $(1,006) million for the same period last year. The decreased Adjusted EBITDA¹ loss for the fourth quarter of 2024 as compared to the fourth quarter of 2023 was driven by positive gross profit. For the year 2024, Adjusted EBITDA¹ was $(2,689) million as compared to $(3,789) million in 2023.

¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 15

Net Cash Used in Operating Activities
Net cash from operating activities for the fourth quarter of 2024 was $1,183 million as compared to $(1,107) million for the same period last year. Net cash used in operating activities for the year 2024 was $(1,716) million as compared to $(4,866) million in 2023.

Capital Expenditures
Capital expenditures for the fourth quarter of 2024 were $327 million, as compared to $298 million for the same period last year. For the year 2024, capital expenditures were $1,141 million as compared to $1,026 million in 2023. Current year spend was higher due to the ongoing expansion of our manufacturing facility in Normal.

Liquidity and Free Cash Flow¹
We ended the fourth quarter of 2024 with $7,700 million in cash, cash equivalents, and short-term investments. Including the capacity under our asset-based revolving-credit facility, we ended the fourth quarter of 2024 with $9,063 million of total liquidity.

We define free cash flow¹ as net cash used or provided by operating activities less capital expenditures. The reduction in year-over-year cash used in operating activities discussed above resulted in positive free cash flow¹ of $856 million for the fourth quarter of 2024 as compared to $(1,405) million for the same period last year. Additionally, free cash flow¹ was $(2,857) million for the year 2024 as compared to $(5,892) million in 2023.

Webcast	We will host an audio webcast to discuss our results and provide a business update at 2:00pm PT / 5:00pm ET on Thursday, February 20, 2025. The link to the webcast will be made available on our Investor Relations website at rivian.com/investors.

After the call, a replay will be available at rivian.com/investors for four weeks.
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 16

Quarterly Financial Performance

(in millions, except production, delivery, gross margin, gross profit per unit delivered, and per share amounts)

	Three Months Ended
	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024
Production	17,541	13,980	9,612	13,157	12,727
Delivery	13,972	13,588	13,790	10,018	14,183

Revenues
Automotive	$1,208	$1,116	$1,074	$776	$1,520
Software and services	107	88	84	98	214
Total revenues[2]	$1,315	$1,204	$1,158	$874	$1,734
Cost of revenues
Automotive	$1,819	$1,613	$1,515	$1,155	$1,410
Software and services	102	118	94	111	154
Total cost of revenues[2]	$1,921	$1,731	$1,609	$1,266	$1,564
Gross profit	$(606)	$(527)	$(451)	$(392)	$170
Gross margin	(46)%	(44)%	(39)%	(45)%	10%

Research and development	$526	$461	$428	$350	$374
Selling, general, and administrative	449	496	496	427	457
Total operating expenses	$975	$957	$924	$777	$831
Adjusted research and development (non-GAAP)¹	$388	$319	$312	$271	$277
Adjusted selling, general, and administrative (non-GAAP)¹	318	358	364	328	343
Total adjusted operating expenses (non-GAAP)¹	$706	$677	$676	$599	$620

Adjusted EBITDA (non-GAAP)[1,2]	$(1,006)	$(798)	$(857)	$(757)	$(277)
Cash, cash equivalents, short-term investments, and restricted cash	$9,368	$7,858	$7,867	$6,739	$7,700

Net cash (used)/provided by operating activities	$(1,107)	$(1,269)	$(754)	$(876)	$1,183
Capital expenditures	(298)	(254)	(283)	(277)	(327)
Free cash flow (non-GAAP)[1]	$(1,405)	$(1,523)	$(1,037)	$(1,153)	$856

Depreciation and amortization expense
Cost of revenues	$195	$210	$203	$186	$145
Research and development	19	18	18	20	18
Selling, general, and administrative	56	52	53	53	55
Total depreciation and amortization expense	$270	$280	$274	$259	$218

Stock-based compensation expense
Cost of revenues	$21	$23	$17	$6	$16
Research and development	119	124	98	59	79
Selling, general, and administrative	75	86	79	46	59
Total stock-based compensation expense	$215	$233	$194	$111	$154

Inventory write-downs
Inventory LCNRV write-downs[3]	$319	$328	$148	$130	$66
Liabilities for losses on firm purchase commitments[3]	126	45	31	10	5
Total inventory write-downs and liabilities for losses on firm purchase commitments [3]	$445	$373	$179	$140	$71
¹ A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.
[2] The prior periods have been recast to conform to current period presentation.
[3] Amount as of date shown.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 17

Consolidated Balance Sheets

(in millions, except per share amounts)

Assets	December 31, 2023	December 31, 2024
Current assets:
Cash and cash equivalents	$7,857	$5,294
Short-term investments	1,511	2,406
Accounts receivable, net	161	443
Inventory	2,620	2,248
Other current assets	164	192
Total current assets	12,313	10,583
Property, plant, and equipment, net	3,874	3,965
Operating lease assets, net	356	416
Other non-current assets	235	446
Total assets	$16,778	$15,410

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$981	$499
Accrued liabilities	1,145	835
Current portion of deferred revenues, lease liabilities, and other liabilities	361	917
Total current liabilities	2,487	2,251
Long-term debt	4,431	4,441
Non-current lease liabilities	324	379
Other non-current liabilities	395	1,777
Total liabilities	7,637	8,848
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10 shares authorized and 0 shares issued and outstanding as of December 31, 2023 and 2024	—	—
Common stock, $0.001 par value; 3,508 and 3,508 shares authorized and 968 and 1,131 shares issued and outstanding as of December 31, 2023 and 2024, respectively	1	1
Additional paid-in capital	27,695	29,866
Accumulated deficit	(18,558)	(23,305)
Accumulated other comprehensive income (loss)	3	(4)
Noncontrolling interest	—	4
Total stockholders' equity	9,141	6,562

Total liabilities and stockholders' equity	$16,778	$15,410

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 18

Consolidated Statements of Operations [1]

(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024
Automotive	$1,208	$1,520	$4,132	$4,486
Software and services	107	214	302	484
Total revenues	1,315	1,734	4,434	4,970
Automotive	1,819	1,410	6,150	5,693
Software and services	102	154	314	477
Total cost of revenues	1,921	1,564	6,464	6,170
Gross profit	(606)	170	(2,030)	(1,200)
Operating expenses
Research and development	526	374	1,995	1,613
Selling, general, and administrative	449	457	1,714	1,876
Total operating expenses	975	831	3,709	3,489
Loss from operations	(1,581)	(661)	(5,739)	(4,689)
Interest income	131	83	522	385
Interest expense	(73)	(81)	(220)	(318)
Loss on convertible notes, net	—	(82)	—	(112)
Other income (expense), net	2	1	6	(7)
Loss before income taxes	(1,521)	(740)	(5,431)	(4,741)
Provision for income taxes	—	(3)	(1)	(5)
Net loss	$(1,521)	$(743)	$(5,432)	$(4,746)
Less: Net income attributable to noncontrolling interest	—	1	—	1
Net loss attributable to common stockholders	$(1,521)	$(744)	$(5,432)	$(4,747)
Net loss attributable to common stockholders, basic and diluted	$(1,521)	$(744)	$(5,432)	$(4,747)
Net loss per share attributable to common stockholders, basic and diluted	$(1.58)	$(0.70)	$(5.74)	$(4.69)
Weighted-average common shares outstanding, basic and diluted	963	1,058	947	1,013
[1] The prior periods have been recast to conform to current period presentation.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 19

Consolidated Statements of Cash Flows [1]

(in millions)

	Years Ended December 31,
	2023	2024
Cash flows from operating activities:
Net loss	$(5,432)	$(4,746)
Depreciation and amortization	937	1,031
Stock-based compensation expense	821	692
Loss on convertible notes, net	—	112
Inventory LCNRV write-downs and losses on firm purchase commitments	107	—
Other non-cash activities	115	28
Changes in operating assets and liabilities:
Accounts receivable, net	(59)	(282)
Inventory	(1,604)	307
Other assets	(146)	(221)
Accounts payable and accrued liabilities	105	(572)
Deferred revenue	149	1,619
Other liabilities	141	316
Net cash used in operating activities	(4,866)	(1,716)

Cash flows from investing activities:
Purchases of short-term investments	(2,410)	(4,392)
Maturities of short-term investments	925	3,553
Capital expenditures	(1,026)	(1,141)
Net cash used in investing activities	(2,511)	(1,980)

Cash flows from financing activities:
Proceeds from issuance of capital stock including employee stock purchase plan	61	64
Proceeds from issuance of convertible notes	3,195	1,000
Proceeds from funding of 50% interest in Rivian and VW Group Technology, LLC	—	79
Purchase of capped call options	(108)	—
Other financing activities	(18)	(7)
Net cash provided by financing activities	3,130	1,136

Effect of exchange rate changes on cash and cash equivalents	5	(3)
Net change in cash	(4,242)	(2,563)
Cash, cash equivalents, and restricted cash—Beginning of period	12,099	7,857
Cash, cash equivalents, and restricted cash—End of period	$7,857	$5,294

Supplemental disclosure of cash flow information:
Cash paid for interest	$169	$279
Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in liabilities	$374	$423
Capital stock issued to settle bonuses	$137	$179
Conversion of convertible notes	$—	$1,133
[1] The prior period has been recast to conform to current period presentation.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 20

Depreciation and Amortization

(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024
Cost of revenues	$195	$145	$661	$744
Research and development	19	18	138	74
Selling, general, and administrative	56	55	138	213
Total depreciation and amortization expense	$270	$218	$937	$1,031

Stock-Based Compensation Expense

(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024
Cost of revenues	$21	$16	$85	$62
Research and development	119	79	408	360
Selling, general, and administrative	75	59	328	270
Total stock-based compensation expense	$215	$154	$821	$692

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 21

Reconciliation of Non-GAAP
Financial Measures

(in millions)

Adjusted Research and Development Expenses	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024

Total research and development expenses	$526	$374	$1,995	$1,613
R&D depreciation and amortization expenses	(19)	(18)	(138)	(74)
R&D stock-based compensation expenses	(119)	(79)	(408)	(360)
Adjusted research and development (non-GAAP)	$388	$277	$1,449	$1,179

Adjusted Selling, General, and Administrative Expenses	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024

Total selling, general, and administrative expenses	$449	$457	$1,714	$1,876
SG&A depreciation and amortization expenses	(56)	(55)	(138)	(213)
SG&A stock-based compensation expenses	(75)	(59)	(328)	(270)
Adjusted selling, general, and administrative (non-GAAP)	$318	$343	$1,248	$1,393

Adjusted Operating Expenses	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024

Total operating expenses	$975	$831	$3,709	$3,489
R&D depreciation and amortization expenses	(19)	(18)	(138)	(74)
R&D stock-based compensation expenses	(119)	(79)	(408)	(360)
SG&A depreciation and amortization expenses	(56)	(55)	(138)	(213)
SG&A stock-based compensation expenses	(75)	(59)	(328)	(270)
Total adjusted operating expenses (non-GAAP)	$706	$620	$2,697	$2,572

Adjusted EBITDA[1]	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024

Net loss attributable to common shareholders	$(1,521)	$(744)	$(5,432)	$(4,747)
Interest income, net	(58)	(2)	(302)	(67)
Provision for income taxes	—	3	1	5
Depreciation and amortization	270	218	937	1,031
Stock-based compensation expense	215	154	821	692
Other (income) expense, net	(2)	(1)	(6)	7
Loss on convertible note, net	—	82	—	112
Cost of revenue efficiency initiatives	60	—	95	193
Restructuring expenses	—	—	42	30
Asset impairments and write-offs	30	—	55	30
Joint venture formation expenses and other items[2]	—	13	—	25
Adjusted EBITDA (non-GAAP)	$(1,006)	$(277)	$(3,789)	$(2,689)

[1] The prior periods have been recast to conform to current period presentation.
[2] Defined in Non-GAAP Financial Measures later in this letter.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 22

Reconciliation of Non-GAAP
Financial Measures Continued

(in millions, except per share amounts)

Adjusted Net Loss[1]	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024

Net loss attributable to common stockholders, basic and diluted	$(1,521)	$(744)	$(5,432)	$(4,747)
Stock-based compensation expense	215	154	821	692
Other (income) expense, net	(2)	(1)	(6)	7
Loss on convertible note, net	—	82	—	112
Cost of revenue efficiency initiatives	60	—	95	193
Restructuring expenses	—	—	42	30
Asset impairments and write-offs	30	—	55	30
Joint venture formation expenses and other items[2]	—	13	—	25
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(1,218)	$(496)	$(4,425)	$(3,658)
[1] The prior periods have been recast to conform to current period presentation.
[2] Defined in Non-GAAP Financial Measures later in this letter.

Adjusted Net Loss Per Share[1]	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024

Net loss per share attributable to common stockholders, basic and diluted	$(1.58)	$(0.70)	$(5.74)	$(4.69)
Stock-based compensation expense per share	0.22	0.15	0.87	0.68
Other (income) expense, net per share	—	—	(0.01)	0.01
Loss on convertible note, net per share	—	0.08	—	0.11
Cost of revenue efficiency initiatives per share	0.06	—	0.10	0.19
Restructuring expenses per share	—	—	0.04	0.03
Asset impairments and write-offs per share	0.03	—	0.06	0.03
Joint venture formation expenses and other items[2] per share	—	0.01	—	0.02
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.27) *	$(0.46) *	$(4.68) *	$(3.62) *
Weighted-average common shares outstanding, basic and diluted (GAAP)	963	1,058	947	1,013
[1] The prior periods have been recast to conform to current period presentation.
[2] Defined in Non-GAAP Financial Measures later in this letter.
*Does not calculate due to rounding.

Free Cash Flow	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2024	2023	2024

Net cash (used)/provided by operating activities	$(1,107)	$1,183	$(4,866)	$(1,716)
Capital expenditures	(298)	(327)	(1,026)	(1,141)
Free cash flow (non-GAAP)	$(1,405)	$856	$(5,892)	$(2,857)

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 23

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures

(in millions)

	Three Months Ended
	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024

Adjusted Research and Development Expenses
Total research and development expenses	$526	$461	$428	$350	$374
R&D depreciation and amortization expenses	(19)	(18)	(18)	(20)	(18)
R&D stock-based compensation expenses	(119)	(124)	(98)	(59)	(79)
Adjusted research and development (non-GAAP)	$388	$319	$312	$271	$277

Adjusted Selling, General, and Administrative Expenses
Total selling, general, and administrative expenses	$449	$496	$496	$427	$457
SG&A depreciation and amortization expenses	(56)	(52)	(53)	(53)	(55)
SG&A stock-based compensation expenses	(75)	(86)	(79)	(46)	(59)
Adjusted selling, general, and administrative (non-GAAP)	$318	$358	$364	$328	$343

Adjusted Operating Expenses
Total operating expenses	$975	$957	$924	$777	$831
R&D depreciation and amortization expenses	(19)	(18)	(18)	(20)	(18)
R&D stock-based compensation expenses	(119)	(124)	(98)	(59)	(79)
SG&A depreciation and amortization expenses	(56)	(52)	(53)	(53)	(55)
SG&A stock-based compensation expenses	(75)	(86)	(79)	(46)	(59)
Total adjusted operating expenses (non-GAAP)	$706	$677	$676	$599	$620

Adjusted EBITDA[1]
Net loss attributable to common shareholders	$(1,521)	$(1,446)	$(1,457)	$(1,100)	$(744)
Interest income, net	(58)	(37)	(20)	(8)	(2)
Provision for income taxes	—	1	1	—	3
Depreciation and amortization	270	280	274	259	218
Stock-based compensation expense	215	233	194	111	154
Other (income) expense, net	(2)	(2)	11	(1)	(1)
Loss/(gain) on convertible note, net	—	—	90	(60)	82
Cost of revenue efficiency initiatives	60	127	29	37	—
Restructuring expenses	—	30	—	—	—
Asset impairments and write-offs	30	16	14	—	—
Joint venture formation expenses and other items[2]	—	—	7	5	13
Adjusted EBITDA (non-GAAP)	$(1,006)	$(798)	$(857)	$(757)	$(277)
[1] The prior periods have been recast to conform to current period presentation.
[2] Defined in Non-GAAP Financial Measures later in this letter.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 24

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures Continued

(in millions, except per share amounts)

	Three Months Ended
	December 31, 2023		March 31, 2024		June 30, 2024		September 30, 2024	December 31, 2024

Adjusted Net Loss[1]
Net loss attributable to common stockholders, basic and diluted	$(1,521)		$(1,446)		$(1,457)		$(1,100)	$(744)
Stock-based compensation expense	215		233		194		111	154
Other (income) expense, net	(2)		(2)		11		(1)	(1)
Loss/(gain) on convertible note, net	—		—		90		(60)	82
Cost of revenue efficiency initiatives	60		127		29		37	—
Restructuring expenses	—		30		—		—	—
Asset impairments and write-offs	30		16		14		—	—
Joint venture formation expenses and other items[2]	—		—		7		5	13
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(1,218)		$(1,042)		$(1,112)		$(1,008)	$(496)
[1] The prior periods have been recast to conform to current period presentation.
[2] Defined in Non-GAAP Financial Measures later in this letter.

Adjusted Net Loss Per Share[1]
Net loss per share attributable to common stockholders, basic and diluted	$(1.58)		$(1.48)		$(1.46)		$(1.08)	$(0.70)
Stock-based compensation expense per share	0.22		0.24		0.19		0.11	0.15
Other expense, net per share	—		—		0.01		—	—
Loss/(gain) on convertible note, net per share	—		—		0.09		(0.06)	0.08
Cost of revenue efficiency initiatives per share	0.06		0.13		0.03		0.04	—
Restructuring expenses per share	—		0.03		—		—	—
Asset impairments and write-offs per share	0.03		0.02		0.01		—	—
Joint venture formation expenses and other items[2] per share	—		—		0.01		—	0.01
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.27)	*	$(1.06)	*	$(1.12)	*	$(0.99)	$(0.46)	*
Weighted-average common shares outstanding, basic and diluted (GAAP)	963		978		1,001		1,014	1,058
[1] The prior periods have been recast to conform to current period presentation.
[2] Defined in Non-GAAP Financial Measures later in this letter.
*Does not calculate due to rounding.

Free Cash Flow
Net cash (used)/provided by operating activities	$(1,107)		$(1,269)		$(754)		$(876)	$1,183
Capital expenditures	(298)		(254)		(283)		(277)	(327)
Free cash flow (non-GAAP)	$(1,405)		$(1,523)		$(1,037)		$(1,153)	$856

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 25

Forward-Looking Statements
This shareholder letter and statements that are made on our earnings call contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
All statements contained in this shareholder letter and made on our earnings call that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, including expected cost reduction initiatives, our future financial results, vehicle profitability and future gross profits, our future capital expenditures, the underlying trends in our business (including customer preferences and expectations, and potential tailwinds for 2025), our market opportunity, and our potential for growth, our production ramp and manufacturing capacity expansion and anticipated production levels, our expected future production and deliveries, scaling our service infrastructure, our expected future products and technology and product enhancements (including the launches of R2 and R3), potential expansion of commercial van sales, future revenue opportunities, including with respect to the emerging autonomous driving market, our joint venture with Volkswagen Group, including the expected benefits from the partnership and future VW investments, and other expected incremental available capital pursuant to agreements with VW and the U.S. Department of Energy. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our history of losses as a growth-stage company and our limited operating history; we may underestimate or not effectively manage our capital expenditures and costs; that we will require additional financing and capital to support our business; our ability to maintain strong demand for our vehicles and attract and retain a large number of consumers; our ability to grow sales of our commercial vehicles, risks relating to the highly competitive automotive market, including competitors that may take steps to compete more effectively against us; consumers’ willingness to adopt electric vehicles; risks associated with our joint venture with Volkswagen Group, risks associated with additional strategic alliances or acquisitions, that we may experience significant delays in the manufacture and delivery of our vehicles; that our long-term results depend on our ability to successfully introduce and market new products and services; that we have experienced and could continue to experience cost increases or disruptions in supply of raw materials or other components used in our vehicles; our dependence on suppliers and volatility in pricing of components and raw materials; our ability to accurately estimate the supply and demand for our vehicles and predict our manufacturing requirements; our ability to scale our business and manage future growth effectively; our ability to maintain our relationship with one customer that has generated a significant portion of our revenues; that we are highly dependent on the services and reputation of our Founder and Chief Executive Officer; our ability to offer attractive financing and leasing options; that we may not succeed in maintaining and strengthening our brand; that our focus on delivering a high-quality and engaging Rivian experience may not maximize short-term financial results; risks relating to our distribution model; that we rely on complex machinery, and production involves a significant degree of risk and uncertainty; that our operations, IT systems and vehicles rely on highly technical software and hardware that could contain errors or defects; that we may not successfully develop the complex software and technology systems in coordination with the Volkswagen Group joint venture and our other vendors needed to produce our vehicles; inadequate access to charging stations and not being able to realize the benefits of our charging networks; risks related to our use of lithium-ion battery cells; that we have limited experience servicing and repairing our vehicles; that the automotive industry is rapidly evolving and may be subject to unforeseen changes; risks associated with advanced driver assistance systems technology; the unavailability, reduction or elimination of government and economic incentives and credits for electric vehicles; that we may not be able to obtain the government grants, loans, and other incentives, including regulatory credits, for which we apply or on which we rely; that vehicle retail sales depend heavily on affordable interest rates and availability of credit; insufficient warranty reserves to cover warranty claims; that future field actions, including product recalls, could harm our business; risks related to product liability claims; risks associated with international operations; our ability to attract and retain key employees and qualified personnel; our ability to maintain our culture; that our business may be adversely affected by labor and union activities; that our financial results may vary significantly from period to period; that we have incurred a significant amount of debt and expect to incur significant additional indebtedness; risks related to third-party vendors for certain product and service offerings; potential conflicts of interest involving our principal stockholders or their affiliates; risks associated with exchange rate and interest rate fluctuations; that breaches in data security, failure of technology systems, cyber-attacks or other security or privacy-related incidents could harm our business; risks related to our use of artificial intelligence technologies; risk of intellectual property infringement claims; that our use of open source software in our applications could subject our proprietary software to general release;

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 26

Forward-Looking Statements continued
our ability to prevent unauthorized use of our intellectual property; risks related to governmental regulation and legal proceedings; delays, limitations and risks related to permits and approvals required to operate or expand operations; our internal control over financial reporting; effect of trade tariffs or other trade barriers; and the other factors described in our filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward looking statements represent management’s estimates as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, except as may be required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 27

Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating and cash performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it focuses on underlying operating results and trends, provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided above. Reconciliations of forward-looking non-GAAP financial measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty regarding, and potential variability of, certain items, such as stock-based compensation expense and other costs and expenses that may be incurred in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include adjusted research and development expenses, adjusted selling, general, and administrative expenses, total adjusted operating expenses, adjusted EBITDA, adjusted net loss, adjusted net loss per share, and free cash flow.

Adjusted research and development expenses is defined as total research and development expenses, less R&D depreciation and amortization expenses and R&D stock-based compensation expenses.

Adjusted selling, general, and administrative expenses is defined as total selling, general, and administrative expenses, less SG&A depreciation and amortization expenses and SG&A stock-based compensation expenses.

Adjusted operating expenses is defined as total operating expenses, less R&D depreciation and amortization expenses, R&D stock-based compensation expenses, SG&A depreciation and amortization expenses, and SG&A stock-based compensation expenses.

Adjusted EBITDA is defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income), net, and special items. Our management team ordinarily excludes special items from its review of the results of ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing our capital and cost optimization, (ii) restructuring expenses for significant actions taken, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including loss (gain) on convertible note, net, and joint venture formation expenses.

Adjusted net loss is defined as net loss before stock-based compensation expense, other (expense) income, and special items. Our management team ordinarily excludes special items from its review of the results of ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing our capital and cost optimization, (ii) restructuring expenses for significant actions taken, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including loss (gain) on convertible note, net, and joint venture formation expenses.

Adjusted net loss per share is defined as adjusted net loss divided by the weighted-average common shares outstanding during the period.

Free cash flow is defined as net cash used (provided by) operating activities less capital expenditures.

Q4 2024 Shareholder Letter	© 2025 Rivian. All rights reserved. 28